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                                                                   Exhibit 10(k)

                                  Integra, Inc.
                          1060 First Avenue, Suite 400
                            King of Prussia, PA 19406


                                December 23, 1999


Mr. Mark Gibson
12 Fox Hill Road
Doylestown, Pennsylvania  18901

Dear Mark:

         This will confirm that your employment and all your positions as an officer and director of Integra, Inc. (the "Company") and its subsidiaries and affiliates have terminated as of December 23, 1999 (the "Effective Date").

         This will further confirm the agreement between you and the Company as follows:

         1. On the Effective Date, the Company will provide you a severance payment of $60,000.

         2. During the period commencing on the Effective Date and ending on June 30, 2000, the Company will:

         (i) continue on behalf of you and your dependents and beneficiaries medical and dental benefits, life insurance, short term disability insurance and long term disability insurance which were being provided to you on the date hereof; and

         (ii) provide reimbursement of up to $10,000 of any outplacement costs you incur for any reason so long as you obtain the approval of the Company prior to incurring such costs, which approval shall not be unreasonably withheld or delayed.

         The benefits referred to in clause (i) shall be no less favorable to you, in terms of amounts and deductibles and costs to you, than the coverage provided to you under the plans providing such benefits as of the date hereof. Any benefit referred to in clause (i) shall terminate in the event that you obtain employment or full time (35 hours or more per week) consulting with another person or organization prior to June 30, 2000 and are eligible for an equivalent benefit from or through such other person or organization. You agree to notify the Company immediately following your obtaining any such employment or consulting.

         3. The Company will separately provide you with information relating to your rights to continued medical coverage under COBRA.

         4. Your participation in the 401(K) Plan shall cease as of December 23, 1999. Upon your request, the Company will facilitate an appropriate rollover of your funds.
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         5. The Company will pay you your accrued period time-off ("PTO") on the
Effective Date. You shall not accrue any vacation after the Effective Date. As of December 23, 1999, you have ____ hours of PTO.

         6. The Company will engage you in a consultant capacity effective as of the Effective Date and continuing until March 31, 1999. This arrangement may be extended by the Company if mutually agreed upon by you. Duties under this arrangement will include assisting in the 1999 year-end close and audit, assisting in the preparation of the Company's Annual Report on Form 10-K, and such other projects to be agreed upon by you and the Company. During the period commencing on the Effective Date and ending on March 31, 2000, the Company will pay you (or your estate or legal representative in the event of your death) consulting fees at the following rates: (a) $100 per hour during period from the Effective Date through January 31, 2000; (b) $125 per hour during the period from February 1, 2000 through February 29, 2000; and (c) $150 per hour during the period from March 1, 2000 through March 31, 2000 and during any subsequent periods. You will be entitled to bill biweekly and all invoices will be paid within ten business days. The Company and you agree that, unless otherwise agree to by the Company, you will provide consulting services at least two days a week through February 28 and thereafter on a more limited basis as mutually agreed upon. The Company understands that you may not be in a position to fully complete all your consulting projects because of possible commitments to other employment.

         7. You expressly represent and warrant that you have returned, or will return at the Company's request, to the Company all of its property in your possession, including, but not limited to, all copies of software, records, keys, identification documents or cards, and credit cards. Your are entitled to keep your laptop computer. You may use your existing office, Company e-mail account, Company telephone extension, Company cell phone and a Company paid fax line until March 31, 2000, but only so long as you continue as a consultant to the Company and provided that your use shall generally be only for business-related purposes and on a limited basis in pursing employment opportunities. In addition, you will have access to all electronic and paper files as necessary in the performance of your duties hereunder, and you will have access to secretarial support, until March 31, 2000. You will have continued after-hours access to the Company's building and offices until March 31, 2000.

         8. The Company shall indemnify you and hold you harmless from and against any and all expenses and liabilities that may be imposed upon or incurred by you in connection with, or as a result of, any proceeding in which you may become involved, as a party or otherwise, by reason of the fact that you are or were an officer, director, employee, consultant or agent of the Company, whether or not you continue to be such at the time such expenses and liabilities shall have been imposed or incurred, to the fullest extent permitted by the laws of the State of Delaware, as they may be amended from time to time.

         9. You agree that any statements you make about the Company, its officers, directors, employees or agents will be generally positive and supportive. In consideration of the agreements by the Company herein provided (which includes consideration being provided to you to which you are not already entitled), you hereby release the Company and its subsidiary and other affiliated corporations, and its and their respective officers, directors, employees and stockholders (collectively, the "Releasees"), from all claims, actions, causes of action, suits, debts, dues, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions and demands whatsoever, in law or equity, which you ever had, now have or hereafter can, shall or may have
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against the Releasees or any of them arising on or before the date hereof out of or relating to your employment with the Company and the termination of such employment, except as set forth in this Agreement. This agreement in no way impairs your right to indemnification as an officer, director or consultant for matters arising during the ordinary course of your employment or consultancy.

         10. All payments to you referred to in this Agreement, other than the consulting payments, shall be subject to applicable Federal, state and local withholding.

         11. The Company agrees to provide you with a positive and generally supportive letter of reference. All inquiries concerning your employment shall be directed to Eric Anderson or Shawkat Raslan, whose responses to such inquiries shall be positive and generally supportive.

         12. Except as required by law, the parties agree that the terms and conditions of this Agreement and the negotiations leading to this Agreement are confidential. The parties agree that they and their agents and representatives shall not distribute or disclose in any manner to any other person or entity any information whatever relating to either the negotiations leading to this Agreement or the terms of this Agreement, other than what may be required by law or legal proceeding. The parties agree that neither will make derogatory, disparaging or untrue remarks about the other (or about the Company's affiliated corporations or the Company's or such affiliates' respective officers, directors and employees) or their previous employment relationship.

         13. Except as required by law, you agree to keep all non-public information known to you about the Company confidential.

         14. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.

         15. You may assign your right to receive payment of the consulting fees provided for in Section 6 of this Agreement to an entity to be determined by you.

         Please indicate your agreement with the foregoing by signing the enclosed copy of this letter and returning it to the undersigned, whereupon this shall constitute a binding agreement between you and the Company.

                                           Very truly yours,

                                           INTEGRA, INC.


                                           By
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Agreed:



---------------------------
         Mark Gibson